UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14

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Kopin Corporation

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KOPIN CORPORATION

125 North Drive, Westborough, Massachusetts 01581

April 26, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of KOPIN CORPORATION, to be held virtually at www.virtualshareholdermeeting.com/KOPN2021 at 9:00 a.m. on Wednesday, May 26, 2021 (the “Meeting”).

The Notice of Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 26, 2020 is also enclosed for your information. The enclosed proxy statement is being mailed to those stockholders on or about April 26, 2021.

Our Board of Directors encourages your participation in Kopin Corporation’s electoral process and, to that end, solicits your proxy with respect to the matters described in the Notice of Meeting and the Proxy Statement. You may submit your proxy by completing, dating and signing the enclosed Proxy Card and returning it promptly in the enclosed envelope. You may also vote by telephone or by the Internet, as described in the Proxy Statement. You are urged to vote by mail, telephone or Internet even if you plan to attend the Meeting.

Sincerely,

JOHN C.C. FAN Chairman

KOPIN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, May 26, 2021

Notice is hereby given that the 2021 Annual Meeting (the “Meeting”) of Stockholders of Kopin Corporation (the “Company”) will be held virtually at www.virtualshareholdermeeting.com/KOPN2021, on Wednesday, May 26, 2021, at 9:00 a.m., to consider and act upon the following matters:

1.

To elect the seven (7) directors named in the accompanying proxy statement to serve on the Board of Directors of the Company each for a term expiring at the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	A proposal to ratify an amendment to the Company’s 2020 Equity Incentive Plan to increase the number of shares authorized for issuance under the 2020 Equity Incentive Plan from 4,000,000 to 5,500,000.

3.	A proposal to ratify an amendment to the Company’s Certificate of Incorporation to increase the number of authorized common shares from 120,000,000 to 150,000,000.

4.	To approve the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the current fiscal year ending December 25, 2021.

5.	To approve, on an advisory basis, the compensation of the Company’s named executive officers during the fiscal year ended December 25, 2021.

Stockholders of record at the close of business on Friday, April 9, 2021, the record date for the Meeting, are entitled to notice of and to vote at the Meeting and any adjournments thereof. The enclosed proxy statement is being mailed to those stockholders on or about April 26, 2021. All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

JOHN C.C. FAN Chairman

Westborough, Massachusetts

April 26, 2021

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR THE INTERNET AS DESCRIBED IN THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY PREVIOUSLY GIVEN BY YOU AND YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

KOPIN CORPORATION

125 North Drive

Westborough, Massachusetts 01581

PROXY STATEMENT

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholders Meeting to be Held Virtually at www.virtualshareholdermeeting.com/KOPN2021 on Wednesday, May 26, 2021, at 9:00 a.m. The Proxy Statement and our 2020 Annual Report to Stockholders are also available on our website at www.kopin.com/proxy.

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Kopin Corporation (the “Company”) for use at the 2021 Annual Meeting of Stockholders (the “Meeting”) to be held virtually at www.virtualshareholdermeeting.com/KOPN2021 on Wednesday, May 26, 2021, at 9:00 a.m., and at any adjournments, continuations or postponements thereof. This proxy statement, the accompanying proxy card and our Annual Report for the fiscal year ended December 26, 2020, are being first mailed to stockholders on or about April 26, 2021.

The Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. Only shareholders or their legal proxies may participate in the Meeting. The Meeting can be accessed by visiting www.virtualshareholdermeeting.com/KOPN2021 and entering the 16-digit number that is printed in the box marked by an arrow included in the proxy card or voting instruction card mailed to you. We recommend that you log in a few minutes before the Meeting to ensure you are logged in when the meeting starts. Online access will begin at 8:45 a.m. There will be no physical location for in-person attendance at the Meeting. The virtual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the Meeting. If you encounter any difficulties accessing the virtual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 8:00 a.m. on May 26, 2021. Attendees at this year’s virtual Meeting will be able to submit questions online both live and in advance. You may submit a question in advance of the meeting at www.virtualshareholdermeeting.com/KOPN2021 by logging in with the 16-digit number printed in the box marked by an arrow included in your proxy card or voting instruction card. Once you are past the login screen, click on “Questions for Management,” type in your question and click “Submit.” Live questions may be submitted online beginning shortly before the start of the meeting by typing your question in the “Ask a Question” box in the Meeting portal, at www.virtualshareholdermeeting.com/KOPN2021 and clicking submit. We will try to answer all relevant questions, subject to time constraints. We ask that you limit your written question to a brief item that is relevant to the Meeting or our business. Questions may be ruled as out of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. To avoid repetition, we may group questions by topic with a representative question read aloud and answered.

All solicitation expenses, including costs of preparing, assembling and mailing proxy materials, will be borne by the Company. It is expected that solicitations will be made primarily by mail, but our directors, officers and other employees also may solicit proxies by telephone and in person, without additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy materials to be sent to their principals, and we will reimburse such persons for their reasonable expenses in so doing.

The close of business on Friday, April 9, 2021, has been established as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of the record date, there were 91,288,459 shares of our common stock issued and outstanding and entitled to vote. Holders of shares of our common stock are entitled to one vote for each share owned as of the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Stockholders may vote by completing the enclosed proxy card and mailing it in the envelope provided, by using the toll-free telephone number provided on the proxy card, over the Internet or in person at the Meeting. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on Tuesday, May 25, 2021, the day before the Meeting. Any proxy submitted prior to the Meeting may be revoked at any time before it is voted by written notice of revocation received by the Secretary of the Company prior to the Meeting, by delivering a later dated proxy in accordance with the instructions on the enclosed proxy, by voting in person at the Meeting or by revoking a written proxy by request in person at the Meeting. If the proxy submitted is not so revoked, the shares represented by such proxy will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other proposals that may properly come before the Meeting.

For Proposal 1, our Sixth Amended and Restated By-laws (the “By-laws”) provide a majority voting standard for election of directors in uncontested elections. Each director will be elected by the affirmative vote of a majority of the votes cast, meaning that the number of votes cast “FOR” a director nominee exceeds 50% of the number of votes cast with respect to that director’s election. Broker non-votes and abstentions will have no effect on the outcome of the vote for Proposal 1. Pursuant to our By-laws, each person who is nominated to stand for election as director must tender an irrevocable and executed letter of resignation in advance of the meeting for the election of directors. If an incumbent director nominee is not elected in an uncontested election and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board (excluding the nominee, if applicable) then will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board, excluding the nominee, will act on the resignation and publicly disclose its decision in accordance with the By-laws.

Proposals 2, 4 and 5 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on each such proposal. Abstentions will be counted for each of Proposals 2, 4 and 5, and will have the same effect as a vote against such proposal. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote of Proposal 2, 4 or 5.

Proposal 3, the amendment to our Certificate of Incorporation to increase the number of authorized shares, will be approved upon the affirmative vote of a majority of the outstanding shares of the Company’s common stock. Abstentions and broker non-votes, if any, will have the same effect as a vote AGAINST Proposal 3.

If, in a proxy submitted on behalf of a stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will be counted as present for purposes of establishing a quorum at the Meeting. Proxies marked as “abstain” as to one or more proposals will be counted as present for purposes of establishing a quorum at the Meeting and for the purpose of calculating the vote on such proposals. Such abstentions will have the effect of a vote against such proposals other than Proposal 1 (for which they will have no effect on the voting results).

The chairman of the Meeting or the holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote have the power to adjourn the Meeting from time to time without notice other than announcement at the Meeting of the time and place of the adjourned meeting.

As of the date of this proxy statement, we do not know of any matters that will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting of Stockholders.

However, if any other matter properly comes before the Meeting, it is intended that the persons named as proxies in the enclosed proxy card, or their substitutes acting thereunder, will vote on any such matter in accordance with their best judgment.

Corporate Governance Matters

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table lists each of our current directors and provides membership information for each of the committees:

Name	Audit	Compensation	Nominating and Corporate Governance
John C.C. Fan
Scott L. Anchin*	X
James K. Brewington#			X
David E. Brook			X
Morton Collins+	X	X
Chi Chia Hsieh		X
Richard H. Osgood	X	X	X

*	Audit Committee Chairperson
+	Compensation Committee Chairperson
#	Nominating Committee Chairperson

Corporate Governance Guidelines

Our Board has adopted written charters for each of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board has also adopted corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors, a policy on conflict minerals sourcing and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on our website at www.kopin.com under the heading “Investors Relations: Governance Documents.” A copy of any of these documents may be obtained, without charge, upon written request to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581.

Corporate Governance Practices and Board Independence

Each year, our Board reviews the relationships that each director has with us and with other parties. With the exception of Dr. Fan, our President, Chief Executive Officer and Chairman of the Board, only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable Nasdaq Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”), and whom the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. Our Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include the members’ current and historic relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which a member of our Board is a director or executive officer. After evaluating these factors, our Board has determined that a majority of the members of the Board, namely Scott Anchin, James Brewington, David Brook, Morton Collins, Chi Chia Hsieh and Richard Osgood, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director and are independent directors of Kopin Corporation within the meaning of the applicable Nasdaq Rules.

In making its independence determinations, our Board considered transactions occurring since the beginning of 2018 between us and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to Kopin Corporation and a person or entity with a known connection to a director are presented to the Board for consideration. In making its subjective determination that each non-employee director is independent, our Board considered the transactions in the context of the Nasdaq Rules, the standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees and the SEC and Internal Revenue Service standards for compensation committee members. Our Board’s independence determinations included reviewing the following transactions and relationships:

Dr. Hsieh is a director of a company, KoBrite Corp. (“KoBrite”), in which Kopin owns a minority interest. Dr. Hsieh is also a director of Bright LED, which is the majority owner of KoBrite. Mr. Brook, one of our directors, is a partner of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C., which is our patent counsel. During fiscal year 2020, we paid Hamilton, Brook, Smith & Reynolds P.C. fees for legal services of approximately $165,867.

Our Board noted that the fees paid to Hamilton, Brook, Smith & Reynolds P.C. were less than 5% of the firm’s revenue for the fiscal year 2020. Our Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee (the “Nominating Committee”) may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The Nominating Committee may also ask the candidate to meet with our management. If the Nominating Committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the Nominating Committee believes it is in the best interests of Kopin Corporation and its stockholders to increase the number of board members, it will recommend that candidate’s election to the full Board.

Before nominating a sitting director for re-election at an annual stockholder meeting, the Nominating Committee will consider the director’s performance on the Board and whether the director’s re-election would be consistent with our corporate governance guidelines and our continued compliance with applicable laws, rules and regulations.

Our Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to us and may contribute to the success of our business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of our business. When considering candidates for director, the Nominating Committee takes into account a number of factors, which may include the following:

•	Independence from management;

•	Age, gender and ethnic background;

•	Relevant business experience;

•	Judgment, skill and integrity;

•	Existing commitments to other businesses;

•	Potential conflicts of interest;

•	Corporate governance background;

•	Financial and accounting background;

•	Executive compensation background; and

•	Size and composition of the existing Board.

Stockholder Proposals

The Nominating Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581, and include the following:

•	The name and address of the stockholder and a statement that he, she or it is one of our stockholders and is proposing a candidate for consideration by the Nominating Committee;

•

The class and number of shares of our capital stock owned by the stockholder as of the record date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;

•	The name, age and address of the candidate;

•	A description of the candidate’s business and educational experience;

•	The class and number of shares of our capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;

•

Information regarding each of the foregoing criteria the Board generally considers, other than the factors regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•	A description of any relationship between the candidate and any of our customers, suppliers or competitors or any actual or potential conflict of interest;

•	A description of any relationship or understanding between the stockholder and the candidate; and

•	A written statement by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Under our By-laws, nominations for directors may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers to Kopin Corporation written notice along with the additional information and materials required by our By-laws not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For our annual meeting in the year 2022, we must receive this notice no earlier than January 19, 2022, and no later than February 18, 2022 to be eligible for consideration at the annual meeting in 2022. You can obtain, without charge, a copy of the by-laws by writing to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581.

Under our By-laws, stockholders may present proposals other than director nominations that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 75 days prior to the first anniversary of the preceding year’s annual meeting. For our annual meeting in the year 2022, pursuant to the requirements in our By-laws, we must receive such notice no earlier than March 12, 2022 and no later than April 26, 2022 to be eligible for consideration at the annual meeting in 2022.

Under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) stockholders must deliver proposals to Kopin Corporation not later than December 13, 2021 if the proposal is submitted for inclusion in our proxy materials for the annual meeting in 2022.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to our Board or any individual director. Stockholders may send written communications to the Board or any director to Kopin Corporation, Board of Directors, c/o Chief Financial Officer, 125 North Drive, Westborough, MA 01581.

Related Transactions

The Audit Committee reviews and approves certain transactions or relationships involving Kopin and its directors, executive officers and their affiliates. Kopin has adopted policies and procedures that apply to any transaction or series of transactions in which Kopin, or a subsidiary, is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. In reviewing a transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, the nature and terms of the transaction, the dollar value of the transaction, the business reasons for the transaction, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction. Our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors prohibits any transaction or relationship that would create a conflict of interest, unless approved by the Board. Conflicts of interests are to be reported to the applicable employees’ immediate supervisor or our Chief Financial Officer.

On September 30, 2019, we entered into an Asset Purchase Agreement (the “Solos Purchase Agreement”) with Solos Technology Limited (“Solos Technology”). Pursuant to the Solos Purchase Agreement, we sold and licensed to Solos Technology certain assets of our SolosTM (“Solos”) product line and WhisperTM Audio (“Whisper”) technology. As consideration for the transaction, we received 1,172,000 common shares representing a 20.0% equity stake in Solos Technology’s parent company, Solos Incorporation (“Solos Inc.”). Our 20.0% equity stake will be maintained until Solos Inc. has raised a total of $7.5 million in equity financing, after which we will have to participate in future equity offerings or have our ownership percentage decline. We performed a fair market value assessment of our 20.0% ownership interest and recorded a gain on investment of $0.6 million as the basis in the assets transferred was zero. In 2020, the Company performed an impairment analysis and wrote the investment down to $0.4 million as of December 26, 2020. As of December 26, 2020, the Company’s CEO and Chairman, Dr. John C.C. Fan, has an individual ownership interest of 15.7% (13.6% fully diluted) of Solos Inc. Two of Dr. Fan’s family members have also invested in Solos Inc. and collectively hold a 37.5% (32.5% fully diluted) ownership interest in Solos Inc.

Mr. Brook, one of our directors, is a principal and shareholder of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C., which is our patent counsel. We have engaged Hamilton, Brook, Smith & Reynolds P.C. from time to time since 1984 and intend to continue to do so in the future. During fiscal year 2020, we paid Hamilton, Brook, Smith & Reynolds P.C. fees for legal services of approximately $165,867. Mr. Brook is not directly compensated by Hamilton, Brook Smith & Reynolds P.C. based on that firm’s work performed for the Company and does not routinely work on Company matters. Furthermore, Mr. Brook’s interest is approximately 10% of the law firm’s shareholder allocation and the fees paid by the Company to Hamilton, Brook, Smith & Reynolds P.C. in 2020 represented less than 5% of the law firm’s revenue for fiscal year 2020.

We do not currently provide personal loans to our executive officers or directors. Other than Proposal 1, none of our directors, executive officers or their associates have a substantial interest in any of the matters to be acted upon at the Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-laws provide that the Board shall consist of not less than three nor more than 13 directors. The Board has fixed the number of directors at seven. Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of each of the nominees to serve as director until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified. If any nominee is unavailable or unwilling to serve, such votes will be cast by the proxies either for a substitute nominee selected by the proxies or to fix the number of directors at a lesser number. Our Board currently has no reason to expect that any of the nominees will be unavailable or unwilling to serve. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Vote Required for Election

The election of directors requires a majority voting standard for election of directors in uncontested elections. Each director will be elected by the affirmative vote of a majority of the votes cast, meaning that the number of votes cast “FOR” a director nominee exceeds 50% of the number of votes cast with respect to that director’s election. Any “non-votes” and abstentions from voting received will have no effect on the outcome of this Proposal 1.

Pursuant to our By-laws, each person who is nominated to stand for election as director must tender an irrevocable and executed letter of resignation in advance of the Meeting for the election of directors. If an incumbent director nominee is not elected in an uncontested election and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board. The Nominating Committee (excluding the nominee, if applicable) then will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board, excluding the nominee, will act on the resignation and publicly disclose its decision in accordance with the By-laws.

The Board of Directors has nominated and recommends that you vote “FOR” the election of each of the nominees listed below to serve as our Directors until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Set forth below are the name and age for each director nominee, his or her principal occupation and business experience during the past five years and the names of other publicly-traded companies of which he served as a director.

Name	Age	Served as Director Since	Position and Offices with the Company
John C.C. Fan	77	1984	President, Chief Executive Officer, Director and Chairman of the Board
Scott L. Anchin	47	2019	Director
James K. Brewington	77	2006	Director
David E. Brook	80	1984	Secretary and Director
Morton Collins	85	1985	Lead Independent Director
Chi Chia Hsieh	76	1995	Director
Jill Avery	5?	—	Director Nominee

Beyond their general business acumen and insights, the Board of Directors believes the director nominees bring the following skill sets and benefits to the Company:

John C.C. Fan – Dr. Fan is the Founder of Kopin Corporation and has served as our Chief Executive Officer and Chairman of the Board since our organization in April 1984. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

Scott L. Anchin – Mr. Anchin’s accounting, management and restructuring experience and background, and his expertise in advising companies and stakeholders in difficult circumstances qualify him to serve on our Board.

James K. Brewington – Mr. Brewington served as president of Lucent Technologies Mobility Solutions Group, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture. Our products are designed for integration in or with wireless devices. Mr. Brewington provides general business counsel and specifically on the direction of wireless technologies used by us in developing our strategies.

David E. Brook – We make significant investments in researching and developing new technologies. Mr. Brook is a founder and principal of Hamilton, Brook, Smith & Reynolds P.C., a law firm specializing in intellectual property (“IP”) rights. Mr. Brook counsels the Company on developing IP strategies to protect our investments.

Morton Collins – Mr. Collins has served on the board of directors of several venture capital partnerships, private and public companies and has an extensive technology background. Mr. Collins provides us with counsel based on his experience in finance and company creation.

Chi Chia Hsieh – We have significant customers and vendors in Taiwan, Korea, Japan and China, and a critical step in the production of our display products occurs in Taiwan and China. Dr. Hsieh provides us with counsel on Asian business practices and relationships with Asian business leaders.

Jill Avery – Dr. Avery has over 25 years of experience in marketing and brand management as well as management. Her expertise in marketing provides a complementary skillset to the technical, operational, financial and legal experience of our other Board members.

The Board considers diversity in terms of education, business experience and nationality when considering candidates for our Board. There are no family relationships among any of our directors, officers or nominees.

Background of Nominees for Director and Certain Officers

Nominees

John C.C. Fan, President, Chief Executive Officer, Chairman of the Board. Dr. Fan has served as our Chief Executive Officer and Chairman of the Board since our organization in April 1984. He has also served as our President since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University. In 2020, Dr. Fan was elected as a member of the USA National Academy of Engineering (NAE) for his contributions “For Innovation and Entrepreneurship in Electronic Materials and Devices for Display.” NAE membership is one of the highest professional honors accorded an engineer. During the past five years, Dr. Fan has not served on the board of directors of any other public companies or registered management investment companies.

Scott L. Anchin, Director. Scott Anchin has been a director since 2019. Mr. Anchin provides management advisory services to growth stage companies. Previously, Mr. Anchin served as a Partner with Cormont Strategic Services and as a Managing Director with Opportune LLP, where he provided restructuring advisory services to companies and stakeholders. From 2009 to February 2016, Mr. Anchin was employed by Alvarez & Marsal North America, LLC, a global professional services firm specializing in turnaround and interim management and performance improvement. He is a non-practicing Certified Public Accountant in the State of New York and holds a B.S. in Accounting from the Wharton School of Business at the University of Pennsylvania and an M.B.A. with a concentration in Management from Columbia Business School. Mr. Anchin’s accounting, management and restructuring experience and background, and his expertise in advising companies and stakeholders in difficult circumstances qualify him to serve on our Board.

James K. Brewington, Director. Mr. Brewington has served as one of our directors since 2006. Mr. Brewington retired as President of Developing Markets at Lucent Technologies in 2007. Prior to heading Lucent’s Developing Markets group, Mr. Brewington served as president of that company’s Mobility Solutions Group, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management and business management. He began his career at AT&T in 1968, and over the ensuing years he has held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington is currently chairman of the board of directors of New Edge Signal Solutions, a private company. Mr. Brewington is also founder and President of All Purpose Networks, a private company. During the past five years, Mr. Brewington has not served on the board of directors of any other public companies or registered management investment companies.

David E. Brook, Secretary and Director. Mr. Brook has served as one of our directors since 1984. Mr. Brook is a founder and principal of the intellectual property law firm Hamilton, Brook, Smith & Reynolds P.C. in Boston and Concord, Massachusetts. During the past five years, Mr. Brook has not served on the board of directors of any other public companies or registered management investment companies.

Morton Collins, Director. Dr. Collins has served as one of our directors since 1985 and was elected our Lead Independent Director in 2014. Dr. Collins received his PhD in Chemical Engineering from Princeton University and his PhD in Science from University of Delaware. From October 1968 to June 1974, Dr. Collins was the Founder and Chief Executive Officer of Data Science Ventures, Inc. (DSV I). He was a Founder of DSV Associates (DSV II); DSV Partners III (DSV III); DSV Partners IV (DSV IV) and has been the Managing Partner of each since their formation in 1974, 1981 and 1985 respectively. These organizations provide venture capital and management assistance to early-stage high-technology companies. In July of 1997, Dr. Collins became a Special Limited Partner of Cardinal Partners, the successor to the DSV series of partnerships. From 2003 to 2016, Dr. Collins was a General Partner of Battelle Ventures. In January of 2017, Dr. Collins founded M Collins Ventures, a venture capital fund of which he is the Managing Partner. Dr. Collins is currently a member of the board of directors of Inovio Pharmaceuticals, Inc., a public company. During the past five years, Dr. Collins has not served on the board of directors of any other public companies or registered management investment companies other than Inovio.

Chi-Chia Hsieh, Director. Dr. Hsieh has served as one of our directors since December 1995. Dr. Hsieh is currently the Honorary Chairman and was previously the Chairman of Microelectronics Technology Inc., a Taiwan corporation publicly traded on the Taiwan Stock Exchange. Dr. Hsieh is also Chairman of the board of directors of IQE Taiwan, a Taiwan private corporation. Dr. Hsieh is currently a member of the board of directors of Microelectronics Technology Inc., Advanced Wireless Semiconductor Company, Taiwan Cement Corporation and Brite Led Electronics Corp., all public companies. Dr. Hsieh is also the Independent Director of Innolux Corporation, and Independent Director of AcBel Polytech Inc., both public companies in Taiwan. During the past five years, Dr. Hsieh has not served on the board of directors of any other public companies or registered management investment companies.

Jill Avery, Director Nominee. Dr. Jill Avery holds a Doctorate in Business Administration (marketing) from Harvard Business School, a MBA (marketing and finance) from the Wharton School, and a BA (English) from the University of Pennsylvania. Dr. Avery is a Senior Lecturer of Business Administration and C. Roland Christensen Distinguished Management Educator in the marketing unit at Harvard Business School. She is an authority on brand management, customer relationship management (CRM), and digital marketing. Prior to her academic career, she worked in consumer packaged goods brand management, managing brands for The Gillette Company, Braun Inc., Samuel Adams, and AT&T, and spent time on the agency side of the business, as an account executive managing consumer promotions for Pepsi, General Foods, Bristol-Myers, and Citibank. She is a Corporate Director and Chair of the Audit Committee of the Amica Mutual Insurance Company, President of the Board of Trustees at the Museum of Fine Arts, Boston, and a former Trustee of St. Paul’s School. During the past five years, Dr. Avery has not served on the board of directors of any other public companies or registered management investment companies.

Officers

John C.C. Fan, President, Chief Executive Officer, Chairman of the Board. Dr. Fan, age 77, has served as our Chief Executive Officer and Chairman of the Board since our organization in April 1984. He has also served as our President since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

Richard A. Sneider, Treasurer and Chief Financial Officer. Mr. Sneider, age 60, has served as our Treasurer and Chief Financial Officer since September 1998. Mr. Sneider is a former Certified Public Accountant and was formerly a partner of the international public accounting firm, Deloitte & Touche LLP, where he worked for 16 years.

Hong Choi, Chief Technology Officer and Vice President. Dr. Choi, age 69, joined us as Chief Technology Officer in July 2000. Previously, Dr. Choi served as Senior Staff Member at MIT Lincoln Laboratory, where he worked for 17 years. Dr. Choi received a Ph.D. in Electrical Engineering from the University of California, Berkeley.

Boryeu Tsaur, Executive Vice President—Display Operations. Dr. Tsaur, age 65, joined us as Executive Vice President—Display Operations in July 1997. From 1993 to 1997, Dr. Tsaur served as Group Leader, Electronic Material Group, at MIT Lincoln Laboratory. Dr. Tsaur received a Ph.D. in Electrical Engineering from the California Institute of Technology.

Paul Baker, Chief Operating Officer for Kopin Government and Industrial and Strategic Business Officer. Mr. Baker, age 58, previously served as the Company’s Strategic Business Officer from February 2019 to January 2020, Senior Vice President, Business Development from January 2017 to January 2019, and as Vice President, Business Development between March 2014 and December 2016. From 2007 to 2014, Mr. Baker served as Executive Vice President, Business Development & Sales at ZINK Imaging Co., a private company headquartered in Billerica, Massachusetts that invented ZINK Zero Ink® Technology. Mr. Baker holds a B.A. in economics from Colby College and a M.B.A. from Boston University.

Board Structure and Risk

Our Board leadership structure is commonly utilized by other public companies in the United States, and we believe that it is effective for us. We believe this leadership structure is appropriate for us given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with and interaction between and among the Chief Executive Officer and the Chief Financial Officer and the independent directors. Pursuant to our By-laws, our Board selects the Chairman and the Chief Executive Officer that it determines to be in the best interest of our stockholders. Our Board has determined that each of Scott L. Anchin, James K. Brewington, David E. Brook, Morton Collins, Chi-Chia Hsieh and Jill Avery are independent as that term is defined under the applicable independence listing standards of Nasdaq Rules and the applicable SEC rules and regulations. Morton Collins is our Lead Independent Director. We believe that having a combined Chairman and Chief Executive Officer and independent chairs for each of our Board committees provides the best form of leadership for us. We have a single leader for our Company with oversight of our operations by experienced independent directors who have appointed three independent committee chairs.

We believe that our directors provide effective oversight of risk management functions. Annually, we perform a risk review where the management team evaluates the risks facing us in the upcoming year and over a longer-term horizon, typically three years. From this risk assessment, we develop plans to deal with the risks identified. This risk assessment is provided to the Board and their input is reflected in the annual risk assessment. In addition, members of our management periodically present to the Board the strategies, issues and plans for the product lines they manage. The Compensation Committee also reviews our incentive plans to determine whether they result in management behavior that may result in additional risk beyond the plans’ intended purpose. While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. Additionally, the Board requires that management raise exceptional issues to the Board. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.

Board and Committee Meetings

During the fiscal year 2020, our Board held five meetings. For each director, overall attendance at Board meetings and relevant committee meetings, either in person or by conference call, was greater than 75% during the period they were on the committee. All of our then directors attended the 2020 annual stockholder meeting. Although we currently do not require our directors to attend annual stockholder meetings, we do encourage directors to do so and welcome their attendance.

Audit Committee: We have established a separately designated Audit Committee as defined by Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is composed of three directors: Scott L. Anchin, Morton Collins, and Richard H. Osgood, each of whom the Board has determined is independent under the Nasdaq Rules and the applicable SEC rules and regulations. The Board has determined that Mr. Anchin is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Our Board adopted an Audit Committee Charter which is available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” Our Audit Committee Charter delegates to the Audit Committee the responsibility, among other things, to engage our independent auditors, review the audit fees, supervise matters relating to audit functions, review and set internal policies and procedure regarding audits, accounting and other financial controls and review related party transactions. The Audit Committee pre-approved all audit and non-audit services provided by RSM US LLP for fiscal year 2020. During the 2020 fiscal year, our Audit Committee met in person or through a conference call five times. Two members participated in five meetings and one member participated in three meetings.

Nominating and Corporate Governance Committee: Our Nominating and Corporate Governance Committee presently is composed of three directors: Mr. Brewington, Mr. Brook and Mr. Osgood, each of whom the Board has determined is independent under applicable SEC and Nasdaq Rules. The Nominating and Corporate Governance Committee is responsible, among other things, for considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing our corporate governance guidelines. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.kopin.com under the heading “Investors Relations: Governance Documents.” During the 2020 fiscal year, our Nominating and Corporate Governance Committee met in person or through a conference call one time and all three members participated in the meeting.

Compensation Committee: Our Compensation Committee presently is composed of three directors: Mr. Collins, Dr. Hsieh and Mr. Osgood, each of whom the board has determined is independent under applicable SEC and Nasdaq Rules. The charter of the Compensation Committee is available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” During the 2020 fiscal year, our Compensation Committee met in person or through a conference call three times and all three members participated in each meeting. The Compensation Committee is responsible for the approval of remuneration arrangements for our executive officers, review and approval of compensation plans relating to executive officers and directors, including grants of stock options, restricted stock and stock grants under our 2020 Equity Incentive Plan and other benefits and general review of our employee compensation policies.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Kopin or any subsidiary of Kopin.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The table below contains information, as of the dates below, regarding the beneficial ownership of all those known to us to be a beneficial owner of more than 5% of our common stock as well as our directors and nominees, named executive officers and all of our executive officers and directors as a group as of March 30, 2021. The address of each holder listed below, except as otherwise indicated, is 125 North Drive, Westborough, Massachusetts 01581.

Name	Amount and Nature of Beneficial Ownership(1)	Percent(2)
John C.C. Fan	5,496,309	6.0
Scott L. Anchin	20,000	*
James K. Brewington	90,000	*
David E. Brook	10,000	*
Morton Collins(3)	174,500	*
Chi Chia Hsieh	226,000	*
Richard H. Osgood	15,000	*
Jill J. Avery	0	*
Bor Yeu Tsaur	179,203	*
Richard A. Sneider	267,624	*
Hong Choi	131,878	*
Paul Baker	189,977	*

All directors and executive officers as a group (12 persons)	6,800,491	7.4
Goertek Inc.(4)	7,589,000	8.3

*	Less than 1%
(1)	Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2)	Percentages are based on 91,288,459 shares of our common stock outstanding as of March 30, 2021.
(3)	Included within Mr. Collins’ Beneficial Ownership are 44,500 shares held in trusts for which he disclaims beneficial ownership.
(4)

Based on the sale of 7,589,000 shares of our common stock on April 20, 2017 to Goertek Inc. Goertek Inc.’s address is No. 268, Dongfang Road, High-Tech Industrial Development Zone, Weifang, Shandong Province, People’s Republic of China.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine elements and amounts of executive compensation. The following compensation discussion and analysis should be read in conjunction with our tabular disclosures, which directly follow the discussion, beginning on page 20 of this proxy statement.

This Compensation Discussion and Analysis (“CD&A”), describes the Company’s executive compensation program, philosophy and objectives as they related to our 2020 Named Executive Officers (“NEOs”). Our NEOs for fiscal 2020 were:

•	John C.C. Fan, President, Chief Executive Officer, Chairman of the Board

•	Richard A. Sneider, Treasurer and Chief Financial Officer

•	Boryeu Tsaur, Executive Vice President—Display Operations

•	Hong Choi, Chief Technology Officer

•	Paul C. Baker, Chief Operating Officer for Kopin Government and Industrial and Strategic Business Officer

Executive Summary

Provided below are key Company performance and executive compensation highlights for fiscal 2020:

In 2020, we commercialized some of our technologies, continued to ramp production on a key military program and restructured the business to reduce costs. Below is a summary of certain performance highlights that occurred in 2020:

•

Total revenue for the fiscal year ended December 26, 2020 was $40.1 million, a 36% increase, compared to $29.5 million for 2019. Product revenues and research and development (“R&D”) revenues grew 41% and 103% year over year, respectively. Royalty and other revenues were $1.5 million for 2020 as compared to $4.3 million in 2019. Royalty and other revenues in 2019 included a one-time $3.5 million license fee.

•

The net loss from controlling interest for the fiscal year ended December 26, 2020 was $4.4 million or $0.05 per share, versus a net loss of $29.5 million or $0.37 per share for 2019. The full year 2019 included a non-cash impairment charge to goodwill of $0.3 million and a net write-down of equity investments of $3.9 million.

•

We continued volume production for the Family Weapon Sight Individual (FWS-i) program and the F-35 fighter jet program. We continued the development on approximately a dozen funded research & development programs including Family Weapon Sight Crew-Served (FWS-CS), the U.S. Army armored vehicle and micro-LED.

•	We had 12 patents granted and filed for four new applications. Overall, we have over 200 patents and patents pending, almost all of which are related to wearable applications.

Compensation Highlights:

Summarized below are highlights with respect to executive compensation in fiscal 2020:

•	There was no increase to the base salary for the NEOs in fiscal year 2020.

•	For fiscal year 2020, our primary objectives were to increase revenues and cash flow. To that end, we granted our CEO 100,000 shares of restricted stock and our other NEOs 60,000 shares of restricted stock, which could have been earned if certain revenue and cash flow targets were met. Twenty percent of the shares could have been earned by meeting certain revenue targets and 80% of the shares could have been earned by meeting certain cash flow targets in fiscal 2020. The targets were a range, and if the minimum point of the range was not achieved, then no restricted stock was earned, and if the highest point on the range was met, then all of the shares were earned. For fiscal year 2020, our CEO and three officers earned approximately 98% of their incentive restricted stock grant. One officer earned approximately 15% of his incentive restricted stock grant.

•	Each of our NEOs other than our CEO received a grant of 10,000 shares of restricted stock, which vests on each of the four subsequent December 10ths after grant date.

Summarized below are highlights with respect to executive compensation for fiscal year 2021:

•	The CEO’s base salary was increased from $559,400 to $600,000.

•

Our CEO received two (2) grants of restricted stock of 144,422 and 144,421, respectively (the “Performance Equity Awards”) which will vest upon the achievement of two milestones. The first milestone must be achieved by December 31, 2021 and the second by June 30, 2022.

•

Our CEO was also granted five (5) tranches of 188,000 shares of restricted stock which are to vest at the end of the first 20 consecutive trading day period following the grant date (December 31, 2020) during which Kopin’s common stock trades at various price points of the Company’s common stock. The period to achieve the stock price milestones was from January 1, 2021 through December 31, 2023; however, the milestones were achieved by March 30, 2021 and the restricted stock vested.

•

Our primary objective for fiscal year 2021 is to continue to increase revenues and cash flow. To that end, we granted our CEO 100,000 shares of restricted stock and our other NEOs 40,000 shares of restricted stock, which can be earned if certain revenue and cash flow targets are met. Twenty percent of the shares can be earned by meeting certain revenue targets and 80% of the shares can be earned by meeting certain cash flow targets in fiscal 2021. The targets are a range, and if the minimum point of the range is not achieved, then no restricted stock is earned, and if the highest point on the range is met, then all of the shares are earned. It is expected that actual results will be somewhere within the range and some portion of the shares will be earned.

•	Our NEOs, other than our CEO, received grants of restricted stock which ranged from 60,000 shares to 100,000, which vests on each of the five subsequent December 10ths after the grant date.

Key Compensation Governance Attributes:

Our pay practices emphasize good governance and market practice:

What We Do	What We Don’t Do
✓ Stock Ownership guidelines for the CEO and Non-Employee Directors ✓ Maintain a clawback policy ✓ Emphasize pay for performance ✓ Perform annual compensation risk assessment	☒ Employment agreements for anyone other than the CEO ☒ Excise tax gross-up provisions ☒ Executive perquisites

2020 Say on Pay Vote:

•

In 2020, our stockholders voted to approve our executive compensation program (also known as “Say on Pay”) for the ninth time, and of the 36,245,163 votes cast, 31,943,842, or 88.1%, were in favor. The Committee considered the results of this advisory vote as it continually evaluates the Company’s compensation programs and policies to ensure that the programs strike a balance between internal (business strategy) and external (stockholder) alignment.

Compensation Philosophy

We believe that our NEOs play a critical role in the operational and financial performance of our company that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to our performance. We have invested significant efforts and funds in developing new technologies and products for both our traditional markets, military and industrial and for the emerging “wearables” industrial market. In fiscal 2019, our strategic emphasis shifted from development to commercializing our technologies. Accordingly, we have shifted our performance award system to be based more towards financial metrics, specifically revenue growth and cash flow improvement.

We strive to counterbalance our employee retention objectives and pay-for-performance objectives. Historically we believe we have accomplished this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based retention compensation. In fiscal 2020, we maintained the same philosophy but believed that our management would be more incentivized by a significant restricted stock grant that would vest upon the attainment of revenue and cash flow milestones than a cash bonus.

We believe that the quality, commitment and performance of our executives are critical factors affecting our long-term value. Accordingly, our compensation objectives include:

•	aligning our executive interests with the Company’s goals and our stockholders’ interests;

•	retaining our executives and key employees; and

•	rewarding individuals for their performance.

In addition, we periodically use benchmarks and peer group comparisons to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Compensation Committee’s written charter, its responsibilities include establishing compensation policies for our directors and executive officers; reviewing and approving the Chief Executive Officer’s annual compensation; approving employment agreements or arrangements with executive officers; administering our 2020 Equity Incentive Plan and legacy equity award plans (the “Equity Plans”) and approving grants under the 2020 Equity Plan; and making recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee may delegate certain authority with respect to compensation matters to our executive officers.

The Compensation Committee considers the amounts and elements of compensation for our executive officers, both for the past and the upcoming fiscal year based on the following:

•	the Company’s next fiscal year’s forecasted development and financial results;

•	the evaluation and performance review process; and

•	the Compensation Committee members’ personal experience and trends identified in the peer group benchmarking analysis.

For all employees, other than our NEOs and certain executive officers, the Compensation Committee approves ranges of merit increase, for example up to 3%, of base salary compensation based on recommendations from the Chief Executive Officer.

For all executive officers other than our Chief Executive Officer and Chief Financial Officer, the Compensation Committee establishes and approves the base salary compensation based on recommendations from the Chief Executive Officer.

With respect to compensation of our Chief Executive Officer and Chief Financial Officer, the Compensation Committee establishes and approves the compensation determinations based on the Compensation Committee’s evaluation and performance reviews of our Chief Executive Officer and Chief Financial Officer.

A copy of the Compensation Committee charter is posted on our website, www.kopin.com, under the heading “Investors: Corporate Governance.” For the fiscal year 2020, our Compensation Committee consisted of Mr. Collins (chairperson), Dr. Hsieh and Mr. Osgood. All Board members who served on the Compensation Committee in 2020 were determined to be an independent director as determined by our Board, based upon the Nasdaq Rules and our independence guidelines.

The Role of Management

At the request of the Committee, NEOs of the Company may be present at Compensation Committee meetings for discussion purposes. However, they have no involvement in the decisions made by the Committee, nor do they have a vote on any matters brought before the Committee. The Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation package, but ultimately, decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. The Compensation Committee considers recommendations from the Chief Executive Officer and Chief Financial Officer, as well as input from the compensation consultant as requested, to make decisions regarding other NEOs.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of a compensation consultant to provide input on trends in executive compensation and to obtain an outside perspective on our executive compensation practices and assist with our peer group benchmarking analysis. The Compensation Committee does not believe a formal annual peer group assessment by an independent third party is necessary unless either internal factors, such as employee turn-over, or external factors, such as published reports in industry periodicals, indicate significant changes in executive compensation have taken place. In 2017, the Company engaged Radford, an Aon company (“Radford”) as the compensation consultant to provide the following services:

•	Recommend changes to the peer group of comparable companies;

•	Complete a competitive analysis of compensation for each executive utilizing comparable peer company compensation data;

•	Provide assistance with our long-term incentive strategy; and

•	Provide general executive compensation advice.

In addition, the Company asked Radford for assistance in benchmarking the compensation and long-term incentives of the CEO and other NEOs.

In 2020, the Company asked Radford to assist in computing the potential value of Dr. Fan’s post-employment medical benefits.

The compensation consultant reports directly to the Compensation Committee and carries out responsibilities as assigned by the Committee. The Compensation Committee has the sole authority to retain and terminate the compensation consultant and to approve the compensation consultant’s fees and all other terms of the engagement. The Committee exercised this authority to engage Radford as its independent compensation consultant and has direct access to the compensation consultant throughout the year. Radford serves as an advisor to the Compensation Committee on topics primarily related to Board and executive compensation. Radford does not provide us with any services other than the services provided at the request of the Compensation Committee.

The Compensation Committee periodically reviews the services provided by its outside consultants and believes that Radford is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Radford in preparation of the 2021 proxy statement and determined that Radford’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and by the SEC and the Nasdaq Capital Market(“Nasdaq”).

Compensation Determinations

In making determinations with respect to amounts and elements of executive compensation, the Compensation Committee evaluates our overall performance during the fiscal year against development plans and annual budgets; evaluates the Chief Executive Officer’s achievements against the Board’s expectations; obtains input from the Chief Executive Officer on the performance reviews of the other executive officers; evaluates the potential for future contributions by each executive to our long-term success; and periodically compares our executive compensation against a benchmarking analysis of a group of peer companies. In 2017, we did a formal benchmarking analysis of our CEO, EVP of Display Operations, CFO and CTO compensation.

Peer Group

In 2017, the Compensation Committee engaged Radford to assist in selecting a new peer group with a median revenue and market capitalization size that approximated ours. Based on Radford’s structured peer group review process and recommendations:

•

Six companies were removed from the peer group. Clearfield Inc., CVD Equipment Corp, GSI Technology Inc., Innovative Solutions & Support Inc., QuickLogic Corp. and Rubicon Technology, Inc. due to acquisition or because their revenues and market capitalization were materially different than ours.

•	Three companies of generally similar size were added: Digimarc, DSP Group and Maxwell Technologies.

The final 2017 peer group consisted of 13 companies with a median revenue and market capitalization size that approximated ours and included the following companies:

• CEVA Inc.	• Maxwell Technologies
• Digimarc.	• Mesa Laboratories Inc.
• DSP Group	• Microvision Inc.
• eMagin Corp.	• NVE Corp.
• ID Systems Inc.	• PDF Solutions Inc.
• Immersion Corp. • Intevac Inc.	• Pixelworks, Inc.

The peer group information was a reference point in setting NEO salary compensation in 2018. The NEO compensation was not changed in 2019 and 2020.

Elements of Compensation

Our compensation program is designed to be simple, straightforward and fair. We use the following compensation and benefits elements to provide an overall competitive compensation and benefits package that is tied to creating stockholder value and supporting the execution of our business strategies:

•	Base salary;

•	Annual incentive (cash or restricted stock);

•	Long-term incentives; and

•	Employment and change-in-control agreements for the Chief Executive Officer.

The combination and allocation of the components and the target amount of each component is influenced by the role of the executive officer, individual performance, expected contributions, market practices, and the total value of all the compensation and benefits available to the individual executive officers. The Compensation Committee reviews and considers each component for each executive officer before making compensation decisions. Consistent with our historical practice, we weighted the mix of compensation more towards base salary and long-term equity incentive plans and to a lesser extent short-term cash bonuses or short-term equity awards as discussed below.

Compensation Element Detail

Base Salary

We believe that establishing an appropriate level of annual base salary for our executives is an important element in retaining and motivating our executive officers. In determining base salaries for our executive officers, the Compensation Committee considers the responsibilities of each position, cost of living adjustments and the skills and experience required for each job. The Compensation Committee’s determinations are influenced heavily by the evaluations and performance reviews for each executive officer by our Chief Executive Officer, as discussed above. In addition, the Compensation Committee reviews the peer group benchmarking analysis, if performed, and finally, reviews total compensation for reasonableness prior to making any final determinations.

The following table summarizes the base salaries for the 2020:

Officer	Salary
Dr. Fan	$559,400
Mr. Sneider	349,048
Dr. Tsaur	389,563
Dr. Choi	274,246
Mr. Baker	293,965

Annual Bonus

Historically, we used annual cash bonus awards as a tool for motivating our executives, but in 2020, we believed that a restricted stock grant that could be earned by achieving certain financial metrics would provide greater incentive and align our management with shareholders’ interests. We believe that there are larger companies that have wider-range and more complicated reward programs that, due to our size and development stage, we cannot afford to offer. We believe our executive officers are drawn in part to a smaller company such as ours for the potential wealth that can be created by growing our company. This potential wealth is more likely created through our equity-based incentive compensation plan. We therefore use annual incentive awards to provide some element of a more immediate reward to motivate our executives.

For fiscal 2020, no cash bonus was awarded by the Compensation Committee to the CEO and each of the other NEOs but instead, the CEO received a 100,000 restricted stock grant and each NEO, other than the CEO, received a grant of 60,000 shares of restricted stock that vested if certain financial milestones were achieved in 2020. The financial milestones primarily related to meeting revenue and cash flow targets. For the fiscal year 2020, our CEO and three officers earned approximately 98% of their incentive restricted stock grant. One officer earned approximately 15% of his incentive restricted stock grant.

For fiscal 2021, the CEO received a 100,000 restricted stock grant and each NEO, other than the CEO, received a grant of 40,000 shares of restricted stock that vest if certain financial milestones are achieved in 2021. The financial milestones primarily related to meeting revenue and cash flow targets.

Long-Term Incentives

We believe that including an equity-based incentive component of compensation is a critical tool for motivating our executives and certain employees. We believe that granting equity awards to our executives aligns executive compensation with long-term stockholder value. By awarding executive officers with equity awards that vest over time, we believe that our executive officers will have a continuing stake in our long-term success.

We weighted our total executive compensation towards restricted stock awards that either vest upon the achievement of certain milestones or vest over time. While our management can improve our financial performance through the sales of our current products, cost reduction efforts, process improvements and other short-term advancements, we believe that our executive officers’ focus on long-term achievements, particularly increasing our product and patent portfolios, will create the greatest stockholder value. We believe that by granting our executives meaningful levels of equity awards that vest both in the short- and long-term we will achieve the proper balance between incentivizing them to focus on the current fiscal year’s results and longer-term strategies of the Company.

In determining the size of each equity award granted to our executive officers, the Compensation Committee considers:

•	the amount previously awarded on an annual basis to the executive,

•	recommendations from the compensation consultant,

•	the total value of unvested equity awards held by the executive, and

•	the executive’s overall performance, our performance during the year and the dilution to the stockholders.

In 2020, as part of their long-range incentive plan, we granted our NEOs, other than our CEO, shares of restricted stock ranging from 60,000 to 100,000 that vest over a period of five years.

In 2020, in total we granted our Board and employees 2,381,000 shares of restricted stock, of which none were to our CEO and 490,000 were granted to our other NEOs.

Perquisites

The Company does not offer any perquisites for the exclusive benefit of the NEOs. Our healthcare, insurance and other welfare and employee-benefit programs are the same for all eligible domestic employees, including executive officers. Benefits provided include health and dental coverage, group term life insurance, disability programs and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects. The benefits provided to foreign employees are typically determined by the laws of the applicable country they reside in. We have no outstanding loans of any kind to our executive officers.

Clawback Policy

We have a Clawback Policy that provides that performance-based compensation is recoverable from an executive officer if the Board determines that an officer has engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for a restatement of the Company’s financial results. Performance-based compensation includes cash payments and any other awards pursuant to any Company incentive plan made on or after January 1, 2009 where payment was predicated on achieving certain financial results. If the Board or an authorized committee determines that any such performance-based compensation would have been at a lower amount had it been based on the restated financial results, the Company will, to the extent practicable and permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Employment and Other Agreements

On December 31, 2020, the Compensation Committee of the Board of Directors of Kopin Corporation (the “Employer”) approved the tenth amended and restated employment agreement (the “Employment Agreement)” with Dr. John C.C. Fan, Chief Executive Officer of Kopin, which became effective as of January 1, 2021 and terminates on December 24, 2022. Pursuant to the Employment Agreement, Dr. Fan will be paid salary at an annual rate of $600,000 per year, subject to the Board’s right to determine his salary and benefits for each subsequent year. If prior to the expiration of the Employment Term as defined in the Employment Agreement (i) Dr. Fan is terminated by the Employer without Cause, as defined in the Employment Agreement, other than by reason of disability, (ii) Dr. Fan dies, or (iii) Dr. Fan resigns for Good Reason, as defined in the Employment Agreement within twelve (12) months following a Change in Control, as defined in the Employment Agreement, of the Employer, Employer shall pay any prorated unpaid cash bonus earned and accrued but unpaid vacation benefit and immediately vest all options to purchase Employer’s stock, all stock appreciation rights, all restricted stock awards, and any other compensatory equity awards, granted by the Employer to the Employee. Provided that Dr. Fan does not resign prior to the end of the Employment Term and is not terminated by the Employer for Cause, the Employer shall pay to Dr. Fan (or in the event of his death prior to completion of all installments to his surviving spouse, or if none to his estate) a cash retirement benefit of $1,500,000 in twenty-four (24) equal monthly installments commencing with the next regularly scheduled pay date for executives following December 24, 2022. Provided that Dr. Fan does not resign prior to the end of the Employment Term and is not terminated by the Employer for Cause, each January the Employer shall pay to Dr. Fan (or in the event of his death prior to completion of all installments to his spouse) for supplemental health coverage $40,000 per year commencing with January 2023 and ending with January 2032. Dr. Fan is entitled to indemnification from claims made against him in connection with his service to the Company. In addition, the Company will reimburse Dr. Fan for legal expenses if he prosecutes a successful legal action against the Company to enforce the Employment Agreement unless he is not the prevailing party. Under the terms of the Employment Agreement Dr. Fan assigns all inventions and agrees to a covenant not-to compete for a period of 12 months following termination.

In addition to the above Dr. Fan received two (2) grants of restricted stock of 144,422 and 144,421, respectively (the “Performance Equity Awards”)—upon the achievement of two milestones. The first milestone must be achieved by December 31, 2021 and the second by June 30, 2022. As of the Employee’s Termination Date, all rights to earn any of the Performance Equity Awards to the extent not previously earned shall terminate. In the event of Employee’s death prior to earning the Performance Equity Awards any earned but unvested portion of the Performance Equity Awards shall vest and be distributed to the Employee’s surviving spouse or if none to his estate. Dr. Fan was also granted five (5) tranches of 188,000 shares of restricted stock which are to vest at the end of the first 20 consecutive trading day period following the grant date (December 31, 2020) during which Kopin Corporation’s common stock trades at various price points of the Company’s common stock. The period to achieve the stock price milestones was from January 1, 2021 through December 31, 2023; however, the milestones were achieved by March 30, 2021 and the restricted stock vested.

Dr. Fan shall also be entitled to receive an annual cash bonus and an annual stock incentive award consistent with and subject to substantially similar conditions as any annual cash bonuses and annual stock incentive awards granted to other senior executives.

Our Equity Plans provide for the acceleration of the vesting of unvested stock options and restricted stock awards in the event of a change in control.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our common stock and options to purchase our common stock, our executives will have interests that are more closely aligned with those of our stockholders.

We have share ownership and retention guidelines that require each director of the Company to own shares of our common stock or options to purchase shares of our common stock having an aggregate market value of at least three times the cash component of the director’s annual retainer (excluding committee retainers) for service on the Board.

In addition, the guidelines require our CEO to own shares of our common stock having an aggregate market value of at least three times his or her annual base salary. Our directors and our CEO have five years from the time they become subject to the stock ownership guidelines to achieve the target ownership thresholds. In 2020, our directors and CEO were on track to maintain compliance with the minimum stock ownership guidelines.

We have an Insider Trading Policy that governs our officers, directors and employees. The policy imposes limits as to when and how our personnel can engage in transactions in our securities and prohibits short sales of our common stock by all our personnel. All of our officers have established 10b5-1 plans with an independent broker. These plans typically govern the sale of an officer’s stock when our stock prices meet certain levels. These plans, generally, may only be adjusted during certain times of the year with the Company’s approval. Officers and directors may also sell shares outside a 10b5-1 plan during open windows under our Insider Trading Policy.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), which generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), we generally seek to structure any long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).

Accounting for Stock-Based Compensation

As discussed in our Annual Report on Form 10-K for the fiscal year ended December 26, 2020, the accounting for stock-based awards requires the measurement and recognition of compensation expense based on the fair value of all share-based payment awards made to employees and directors, including stock options and employee stock purchases under employee stock purchase plans. We are required to account for share-based compensation transactions using a fair value method and recognize the related expense associated with share-based payments in our statement of operations. Stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited.

Since 2004 we have only issued restricted stock awards and the fair value of the award is typically based on the closing price of our stock on Nasdaq on the day of grant. All employees are eligible to participate in our equity award program but the number of employees who actually participate annually has been reduced and does not typically include employees who are paid on an hourly basis.

Reducing the Possibility of Excess Risk-Taking

The Compensation Committee has determined that the risks arising from the compensation policies and practices for employees of the Company are not reasonably likely to have a material adverse effect on the Company as a whole. The Compensation Committee noted several design features of the Company’s cash and equity-based incentive programs that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past and current performance and assumed future market conditions.

•	Equity grants typically vest over a multi-year period to encourage our executives to maintain a long-term perspective.

•	We use restricted stock because restricted stock retains value even in a depressed market and executives will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The Compensation Committee has downward discretion over incentive program payouts.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis for the fiscal year ended December 26, 2020 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the 2020 Annual Report of the Company.

By the Compensation Committee of the Board of Directors of Kopin Corporation.

COMPENSATION COMMITTEE

Morton Collins, Chairperson

Chi Chia Hsieh

Richard H. Osgood

Named Executive Officer Summary Compensation Table

The following table summarizes the total compensation for the fiscal years ended December 26, 2020, December 28, 2019 and December 29, 2018, of those persons who served as our principal executive officer, our principal financial officer and our three next most highly compensated executive officers for the fiscal year ended December 26, 2020. We refer to these individuals in this proxy as our named executive officers.

Name and Principle Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total $
John C.C. Fan (6) President, Chief Executive Officer, Chairman of the Board	2020	$559,400	$—	$—	—	$—	—	$9,213	$568,613
	2019	$559,400	$—	$38,000	—	$—	—	$8,760	$606,160
	2018	$559,400	$—	$1,694,600	—	$—	—	$8,856	$2,262,856

Richard A. Sneider Treasurer and Chief Financial Officer	2020	$349,048	$—	$245,000	—	$—	—	$9,213	$603,261
	2019	$349,048	$—	$26,600	—	$—	—	$9,004	$384,652
	2018	$349,048	$—	$116,000	—	$—	—	$9,077	$474,125

Boryeu Tsaur Executive Vice President—Display Operations	2020	$389,563	$—	$218,750	—	$—	—	$8,454	$616,767
	2019	$389,563	$—	$26,600	—	$—	—	$8,632	$424,795
	2018	$389,563	$—	$116,000	—	$—	—	$8,717	$514,281

Hong Choi Chief Technology Officer	2020	$274,246	$—	$175,000	—	$—	—	$8,517	$457,763
	2019	$274,246	$—	$26,600	—	$—	—	$8,187	$309,033
	2018	$274,246	$—	$116,000	—	$—	—	$8,048	$398,294

Paul Baker Chief Operating Officer of Kopin Government and Industrial and Strategic Business Officer	2020	$295,000	$—	$200,750	—	$—	—	$9,502	$505,252
	2019	$293,965	$—	$91,600	—	$—	—	$8,869	$394,434
	2018	$280,050	$—	$116,000	—	$—	—	$8,914	$404,965

(1)	The amount represents a discretionary cash bonus awarded by the Company.
(2)

The amounts in the column reflect the number of shares of restricted common stock granted in a year multiplied by the closing share price of the Company’s stock as listed on Nasdaq on the date of grant. See notes 1 and 8 of the consolidated financial statements included in our Form 10-K for the fiscal year ended December 26, 2020, regarding assumptions underlying valuation of equity awards.

(3)	The amounts reflect cash bonus payments earned with respect to annual incentive plans.
(4)	The Company does not maintain any pension or non-qualified deferred compensation plan.
(5)	Amounts represent the Company’s matching contributions under the Company’s 401(k) Plan ranging from $7,791 to $8,850 per year and premiums paid for life insurance.
(6)	Dr. Fan is not compensated for his services as a director.

Grants of Plan-Based Awards for 2020

The following table sets forth information relating to restricted stock granted pursuant to our Equity Plans and annual performance cash bonus plans awarded during the year ended December 26, 2020 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Sneider(1)(2)	12/16/20	—	—	—	—	—	—	140,000	—	—	$245,000
Boryeu Tsaur(1)(3)	12/16/20	—	—	—	—	—	—	125,000	—	—	$218,750
Hong Choi(1)(4)	12/16/20	—	—	—	—	—	—	100,000	—	—	$175,000
Paul Baker(1)(3)	12/16/20	—	—	—	—	—	—	125,000	—	—	$200,750

(1)

On December 16, 2020 the Compensation Committee granted each of the NEOs, other than our CEO, 40,000 shares of restricted stock, which can be earned if certain revenue and cash flow targets are met in 2021. Twenty percent of the shares can be earned by meeting certain revenue targets and 80% of the shares can be earned by meeting certain cash flow targets in 2021. The targets are a range, and if the minimum point of the range is not achieved, then no restricted stock is earned, and if the highest point on the range is met, then all of the shares are earned. It is expected that actual results will be somewhere within the range and some portion of the shares will be earned.

(2)

On December 16, 2020 the Compensation Committee granted Mr. Sneider 100,000 shares of restricted stock which vest at the rate of 20% of each of the five successive December 10ths following the grant date provided he remains employed with the Company

(3)

On December 16, 2020 the Compensation Committee granted Mr. Tsaur and Mr. Baker each 85,000 shares of restricted stock which vest at the rate of 20% of each of the five successive December 10ths following the grant date provided each of them remains employed with the Company.

(4)

On December 16, 2020 the Compensation Committee granted Mr. Choi 60,000 shares of restricted stock which vest at the rate of 20% of each of the five successive December 10ths following the grant date provided he remains employed with the Company.

(5)

The grant date fair market value of the stock award is the product of a) the number of shares of restricted common stock granted in the year multiplied by the closing share price of the Company’s stock as listed on Nasdaq on the date of grant multiplied by b) the probability of the award vesting. The probability of the award vesting is the historical percentage of awards that vested as a percentage of the number of awards granted.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2020 summarized in the “Summary Compensation Table” was determined by our Compensation Committee. We enter into agreements with our named executive officers that define the criteria to earn their performance bonuses, terms of their restricted stock awards and for our Chief Executive Officer’s post-employment compensation. The material terms of these agreements are discussed under the caption “Compensation Discussion and Analysis—Employment and Other Agreements” and under the caption “Executive Employment Agreement/Other Potential Post-Employment Compensation” below.

Perquisites and Benefits

We provide benefit programs to executive officers and to other employees. The Board and executive management believe that perquisites for executive officers should be extremely limited in scope and value. As a result, Kopin has historically given nominal perquisites. The following table generally identifies such benefit plans and who may be eligible to participate.

Benefit Plan	Executive Officers	Certain Managers	Full Time Domestic Employees	Full Time Foreign Employees
401(k)	Yes	Yes	Yes	Not Offered
Defined Contribution to Retirement Plan	Not Offered	Not Offered	Not Offered	Yes(1)
Medical/Dental/ Vision Plans	Yes	Yes	Yes	Not Offered
Life and Disability Insurance(2)	Yes	Yes	Yes	Not Offered
Short Term Incentive Plan	Yes(3)	Yes(3)	Yes(4)	Not Offered
Equity Incentive Plan	Yes	Yes	Yes	Not Offered
Automobile Allowance	Not Offered	Yes(5)	Not Offered	Not Offered
Income Tax Planning services	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Not Offered	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered	Not Offered
Financial Planning Allowance	Not Offered	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use(6)	Not Offered	Not Offered	Not Offered	Not Offered

(1)	Kopin’s United Kingdom subsidiary contributes to a government sponsored retirement program for its employees.
(2)	Kopin pays for life insurance equal to an employee’s base salary for domestic employees.
(3)	Kopin has a short-term incentive plan pursuant to which certain officers and certain managers are paid a bonus if they remain with the company during the next fiscal year.
(4)	The Board has historically provided for a discretionary bonus award at the end of the fiscal year.
(5)	As the result of acquisitions in 2013 and 2012, several managers receive automobile allowances.
(6)	Kopin does not provide dwellings for personal use other than for temporary job relocation.

Executive Employment Agreement /Other Potential Post-Employment Compensation

As discussed above in our Compensation Discussion and Analysis, certain of our named executive officers and other employees have potential post-employment benefits. Our Equity Plans have provisions that may result in the acceleration of vesting of certain equity awards as a result of a change in control. In addition, the employment agreement with our Chief Executive Officer provides for certain post-employment benefits. The table below summarizes the effects on the compensation of our named executive officers as if the termination of employment or change of control provisions of the Equity Plans and employment agreement were triggered on December 26, 2020.

Name	Value of Equity Awards if a Change in Control Occurs on 12/26/20(1)	Health Care Benefits(2)	Severance Payments(2)
John C.C. Fan	$2,594,400	$400,000	$1,500,000
Richard A. Sneider	$407,100	—	—
Boryeu Tsaur	$365,700	—	—
Hong Choi	$296,700	—	—
Paul Baker	$448,500	—	—

(1)

Our Equity Plans provide for the acceleration of the vesting of our equity awards in the event of a change in control of the Company. The amounts in this column represent the value the executive officer would have received if there were a change of control of the Company on December 26, 2020, and his unvested restricted stock awards as of December 26, 2020 became vested. The restricted stock award value is computed by multiplying the number of unvested shares of restricted stock at December 26, 2020 by the closing price of the Company’s common stock on Nasdaq on December 26, 2020 ($2.76). There were no unvested stock options as of December 26, 2020.

(2)

We have entered into an employment agreement with our Chairman and Chief Executive Officer, Dr. John C.C. Fan, pursuant to which we have agreed to employ Dr. Fan as Chief Executive Officer. The agreement will terminate on December 24, 2022. In the event Dr. Fan is terminated without cause or dies or in the event of a change in control of the Company and Dr. Fan’s position, compensation or responsibilities change within 12 months following the change in control, Dr. Fan (or in the event of his death prior to completion of all installments, his surviving spouse, or if none, his estate) will receive a severance payment of $1,500,000 in twenty-four (24) equal monthly installments commencing with the next regularly scheduled pay date for executives following December 24, 2022. Provided that Dr. Fan does not resign prior to December 24, 2022 and is not terminated for cause, Dr. Fan (or in the event of his death prior to completion of all installments, his spouse) will receive $40,000 per year from January 2023 until January 2032 to cover certain medical expenses (the “Health Care Benefits”). The present value of the Health Care Benefits for Dr. Fan and his wife if triggered under this agreement is estimated to be $400,000 assuming we retain our current level of health care benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses information concerning stock options and unvested stock awards held by our named executive officers as of December 26, 2020 pursuant to our Equity Plans.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($)
John C.C. Fan	—	—	—	—	—	940,000	$2,594,400	—	—
Richard A. Sneider	—	—	—	—	—	147,500	407,100	—	—
Boryeu Tsaur	—	—	—	—	—	132,500	365,700	—	—
Hong Choi	—	—	—	—	—	107,500	296,700	—	—
Paul Baker	—	—	—	—	—	162,500	448,500	—	—

(1)

Market value information is determined by multiplying the number of shares by the closing price of our common stock on Nasdaq on the last trading day of our 2020 fiscal year ($2.76 as of December 26, 2020).

		2021 Incentive Plan(2)	2019 Retention Grant(3)	2020 Retention Grant(4)	Retention Grant(5)	Total Shares(6)
John C.C. Fan	940,000	—	—	—	—	940,000
Richard Sneider	—	40,000	7,500	100,000	—	147,500
Boryeu Tsaur	—	40,000	7,500	85,000	—	132,500
Hong Choi	—	40,000	7,500	60,000	—	107,500
Paul Baker	—	40,000	7,500	85,000	30,000	162,500

(1)	Vesting of shares is subject to the Company’s stock price reaching certain milestones by December 31, 2021
(2)	Vesting of shares will vest upon achievement of certain milestones in the Company’s fiscal year 2021.
(3)	Shares will vest at the rate of 2,500 shares on each December 10 through December 10, 2023.
(4)	Shares vest ratably on each December 10th, through December 10, 2025.
(5)	Shares will vest at the rate of 10,000 shares on each December 10 through December 10, 2023.
(6)	The employees must remain employed by the Company, except as provided in the Company’s equity plans, and meet certain other conditions for the shares to vest.

OPTION EXERCISES AND STOCK VESTED IN 2020

The following table discloses information for each of our named executive officers regarding the exercise of stock option awards and the vesting of certain stock awards as of the end of our 2020 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John C.C. Fan	—	—	128,947	$861,040
Richard A. Sneider	—	—	68,620	501,485
Boryeu Tsaur	—	—	37,078	133,494
Hong Choi	—	—	68,620	501,485
Paul Baker	—	—	74,868	512,297

(1)

The number of shares acquired includes shares earned under the Company’s incentive plan for the fiscal year ended December 26, 2020 that vested upon the filing of the Company’s Form 10-K on March 5, 2021. For financial reporting purposes, the shares are considered earned as of December 26, 2020.

(2)	Value realized equals number of shares vested multiplied by the closing price of our common stock on the Nasdaq Capital Market on the day the shares vested.

CEO to Median Employee Pay Ratio Information for 2020

Based on a reasonable estimate of the 2020 total compensation of our median employee and Dr. Fan’s 2020 total compensation (as detailed in the Summary Compensation Table of this proxy statement), we have estimated the following “pay ratio” for 2020:

•	CEO total compensation: $568,613

•	Median Employee total compensation: $47,375

•	Ratio of CEO to Median Employee: 12 to 1

All data included in the calculation is prepared in accordance with the requirements of Item 402(u) of Regulation S-K.

Methodology for Selecting the Median Employee

We created a list of all 166 employees, excluding the CEO and, utilizing the amount of annual base pay of all of our employees, determined the total compensation for our median employee. To determine annual base pay for our hourly and our part-time employees, we multiplied their hourly rate by a full year. Of the 166 employees, 131 are employees within the U.S. and 35 are employees outside of the U.S. To convert compensation paid to foreign employees into U.S. dollars, we selected December 26, 2020 as the determination date and used the average foreign exchange rate for the fiscal year 2020 for the foreign currency of the applicable employees, primarily British pounds. The pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC. The SEC rules allow for varying methodologies for companies to identify their median employee; other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies may not be relevant or meaningful for purposes of comparison to our pay ratio as reported here. There have been no changes to the employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure.

Equity Compensation Plan Information

The following table sets forth information as of December 26, 2020 about shares of our common stock issuable upon exercise of outstanding options, warrants and rights and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	—	$—	2,386,387	(2)
Equity compensation plans not approved by security holders	—	$—	—

(1)	Consists of the 2020 Equity Incentive Plan.
(2)	Shares available under the 2020 Equity Incentive Plan as of December 26, 2020.

Director Compensation

Our Board-approved compensation for non-employee directors is as follows:

•	Annual retainer: $45,000

•	Annual stock grant: 10,000 shares of restricted stock which vest on the anniversary of the grant

•	Meeting fees for Board, Compensation, Audit or Nominating Committee meetings: $1,000 per meeting

Committee membership fees paid annually:

•	Audit and Nominating Committee Chairperson: $10,000

•	Compensation Committee Chairperson: $6,250

•	Audit Committee member: $5,000

•	Nominating Committee member: $2,500

•	Compensation Committee member: $6,250

Each non-employee director is also entitled to receive an initial restricted stock award for 10,000 shares of our common stock on the date of his or her initial election to the Board. We also pay expenses for attendance at meetings of the Board and committees thereof.

The following table sets forth certain information regarding the compensation earned by or awards to each non-employee director who served on our Board of Directors in the 2020 fiscal year. Dr. Fan, who is an employee of Kopin, is not compensated for his services as a director.

Director Summary Compensation Table for 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(3)	Total ($)
Scott L Anchin(4)	$65,000	$10,500	—	—	—	—	$75,500
James K. Brewington(5)	$61,000	$10,500	—	—	—	—	$71,500
David E. Brook(6)	$53,500	$10,500	—	—	—	—	$64,000
Morton Collins(7)	$66,250	$10,500	—	—	—	—	$76,750
Chi Chia Hsieh(8)	$58,250	$10,500	—	—	—	—	$68,750
Richard H. Osgood(9)	$72,250	$10,500	—	—	—	—	$83,250

(1)

Each Board member received his annual restricted stock grant of 10,000 shares which vests on the anniversary of the grant if the person is still a member of our Board of Directors on such anniversary. The amounts in the column were determined by multiplying the number of shares of restricted common stock granted by the closing price of our common stock as listed on the Nasdaq on the day of grant. The 2020 grant occurred on June 1, 2020, and the closing price of our stock was $1.05.

(2)	There were no stock options issued in 2020.
(3)

No non-equity incentive compensation, pension, non-qualified deferred compensation or other compensation payments were made as compensation for director services in fiscal year 2020 or are contemplated under our current compensation plan.

(4)

Mr. Anchin’s annual cash fees were comprised of the annual retainer of $45,000, $10,000 for serving as the Audit Committee Chairperson, $5,000 for attending meetings of the Board and $5,000 for attending meetings of the Audit Committee.

(5)

Mr. Brewington’s annual cash fees were comprised of the annual retainer of $45,000, $5,000 for attending meetings of the Board of Directors, $10,000 for being Chairperson of the Nominating and Corporate Governance Committee and $1,000 for attending the Nominating and Corporate Governance Committee meeting.

(6)

Mr. Brook’s annual cash fees were comprised of the annual retainer of $45,000, $5,000 for attending meetings of the Board, $2,500 for being a member of the Nominating and Corporate Governance Committee and $1,000 for attending the Nominating and Corporate Governance Committee meeting.

(7)

Mr. Collins’s annual cash fees were comprised of the annual retainer of $45,000, $5,000 for serving as a member of the Audit Committee, $6,250 for serving as the Compensation Committee Chairperson, $4,000 for attending meetings of the Board, $3,000 for attending meetings of the Audit Committee and $3,000 for attending meetings of the Compensation Committee.

(8)

Dr. Hsieh’s annual cash fees were comprised of the annual retainer of $45,000, $4,000 for attending meetings of the Board, $6,250 for serving on the Compensation Committee and $3,000 for attending meetings of the Compensation Committee.

(9)

Mr. Osgood’s annual cash fees were comprised of the annual retainer of $45,000, $5,000 for attending meetings of the Board, $5,000 for serving as a member of the Audit Committee, $6,250 for serving on the Compensation Committee, $2,500 for serving on the Nominating and Corporate Governance Committee, $5,000 for attending meetings of the Audit Committee, $3,000 for attending meetings of the Compensation Committee and $1,000 for attending the Nominating and Corporate Governance Committee meeting.

Audit Committee Report

The Audit Committee of the Board currently consists of Scott L. Anchin, Morton Collins and Richard H. Osgood, each of whom the Board has determined is independent under applicable SEC and Nasdaq Rules. The Board also has determined that Mr. Anchin is an “audit committee financial expert” under applicable SEC rules and regulations.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee charter, which is available at the Company’s website at www.kopin.com, under the heading “Investors: Corporate Governance,” describes in greater detail the full responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, has been engaged to perform an independent audit of the consolidated financial statements and to express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America and also to express an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and RSM.

During the course of the 2020 fiscal year, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during this process. In connection with this oversight, the Audit Committee also received periodic updates provided by management and Stowe & Degon LLC, an independent registered public accounting firm that the Company uses for internal controls review, at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received a report of results from Stowe & Degon LLC. The Audit Committee also reviewed the report of management contained in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 26, 2020, filed with the SEC, as well as RSM’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule, for the fiscal year ended December 26, 2020. For the fiscal year 2018, the Company engaged Deloitte & Touche LLP (“Deloitte”) to perform an audit of the Company’s consolidated financial statements. The Audit Committee reviewed Deloitte’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. In conjunction, the Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2021.

The Committee has discussed with RSM the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC “Communication with Audit Committees.” RSM has also provided to the Committee its letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with RSM the firm’s independence.

Based on its review and the discussion noted above, the Audit Committee recommended to the Board that the Company’s Consolidated Financial Statements for the fiscal year 2020 be included in the Company’s Annual Report on Form 10-K for the 2020 fiscal year for filing with the SEC.

AUDIT COMMITTEE

Scott Anchin, Chairperson

Morton Collins

Richard Osgood

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S 2020 EQUITY INCENTIVE PLAN

The Equity Incentive Plan Amendment Proposal—The Board has authorized, subject to stockholder approval, an amendment to our 2020 Equity Incentive Plan (the “2020 EIP”) to increase the number of shares available under the 2020 EIP by 1,500,000 shares (the “Plan Amendment”). Currently, the 2020 EIP authorizes the issuance of up to 4,000,000 shares of common stock.

The purpose of the 2020 EIP is to encourage ownership of the Company’s common stock by key employees and to provide additional incentive for such employees to promote the success of the Company’s business. The Board believes that the 2020 EIP:

•	Aligns the long-term interests of key employees and stockholders by creating a direct link between key employee compensation and stockholder return;

•	Enables key employees to develop and maintain a meaningful stock ownership in the Company; and

•	Provides incentives for key employees to contribute to the success of the Company.

The Plan Amendment is being submitted to stockholders for approval. The Board believes it is in the best of interest of the Company and its stockholders to approve the Plan Amendment to increase the number of shares available under the 2020 EIP by 1,500,000.

A total of 5,500,000 shares of Kopin common stock will be reserved for issuance under the amended 2020 EIP. As of March 30, 2021, the closing price on Nasdaq per share of common stock was $8.96. Our Board approved the Plan Amendment on March 3, 2021, subject to approval by Kopin’s stockholders. The Plan Amendment will be effective upon approval by Kopin’s stockholders.

Reasons for the Amendment to the 2020 EIP

Equity incentive compensation programs play a pivotal role in Kopin’s efforts to attract and retain key personnel essential to the Kopin’s long-term growth and financial success. We are asking our stockholders to approve the Plan Amendment to assist Kopin in attracting and retaining qualified personnel. If our stockholders do not approve the Plan Amendment, we will be limited in our ability to continue to issue awards in numbers sufficient to attract and motivate the highly skilled employees we need to recruit and retain, due to low share reserves remaining in our 2020 EIP and the dilution to our share reserve and outstanding equity awards from the increase in our stock outstanding from recent financing activities, and our employees’ motivation and incentives will be negatively affected.

Offering a broad-based equity compensation program is vital to attracting and retaining highly skilled people in the highly competitive technology industry. We use equity awards to increase incentives on the part of employees, non-employee directors and consultants who provide significant services to the company. We believe that providing an equity stake in the future success of our business encourages our employees to be highly motivated to achieve our long-term business goals and to increase stockholder value. Their innovation and productivity are critical to our success. Accordingly, approving the Plan Amendment is in the best interest of our stockholders because equity awards help us to:

•	attract, motivate and retain talented employees and directors;

•	align employee and stockholder interests; and

•	link employee compensation with Kopin’s performance.

We strongly believe that approval of the Plan Amendment will enable us to achieve our goals in attracting and retaining our most valuable asset: our employees.

Without the appropriate share reserve to grant competitive equity-based incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development and cause a loss of motivation by employees to achieve superior performance over a longer period of time. Equity-based incentives, by contrast, directly align a portion of the compensation of our employees with the economic interests of our stockholders.

For that reason, Kopin has structured the 2020 EIP to provide flexibility in designing equity incentive programs with a broad array of equity incentives, such as stock options, stock appreciation rights, stock awards and restricted stock units and implement competitive incentive compensation programs for its employees and non-employee Board members. The 2020 EIP will continue to be the only plan under which new equity awards may be granted to our employees and other service providers. If this Proposal 2 is not approved, then we would be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

As of March 30, 2021, 3,221,843 shares of common stock had been issued pursuant to awards under the 2020 EIP. All awards outstanding under the 2020 EIP on the date of the Plan Amendment will continue to be governed solely by the terms of the documents evidencing such awards, and no provision of the Plan Amendment will be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred awards.

In connection with our stock-based compensation programs, we are committed to using equity incentive awards prudently and within reasonable limits. We anticipate that the share reserve under the Amended 2020 EIP, will enable us to fund our equity compensation program for approximately two years. While we believe this is a reasonable estimate of how long the share reserve would last, the actual period for which the proposed share reserve will fund our equity compensation program may be shorter or longer than expected, depending on changes in our granting practices, stock price and headcount growth.

Summary Description of the Kopin Corporation 2020 Equity Incentive Plan

The following is a summary of the principal provisions of the 2020 EIP. This summary is qualified in its entirety by reference to the full text of the 2020 EIP.

Types of Awards

The 2020 EIP provides for the issuance of stock options (including non-statutory stock options and incentive stock option), stock appreciation rights (referred to as “SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses and other stock-based awards to officers, employees, non-employee directors, independent contractors and consultants of Kopin Corporation or its affiliates.

Purpose and Types of Grants

The purpose of the 2020 EIP is to attract and retain employees, non-employee directors and consultants, and advisors. The 2020 EIP provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights and other stock-based awards. The 2020 EIP is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration

The 2020 EIP is administered by the Compensation Committee of our Board, and the Compensation Committee will determine all of the terms and conditions applicable to grants under the 2020 EIP. Our

Compensation Committee determines who receives grants under the 2020 EIP and the number of shares of common stock that will be subject to grants, except that grants to members of our Board must be authorized by a majority of our Board. Our Compensation Committee may delegate authority under the 2020 EIP to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and stock exchange requirements, the Compensation Committee (or our Board or a subcommittee, as applicable) may delegate all or part of its authority to our Chief Executive Officer, as it deems appropriate, with respect to grants to employees or key advisors who are not executive officers under Section 16 of the Exchange Act. Our Compensation Committee, our Board, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific grant will be referred to as “the committee” in this description of the 2020 EIP.

Shares Subject to the Plan

Subject to adjustment, our 2020 EIP currently authorizes the issuance or transfer of up to 4,000,000 shares of our common stock. In addition, shares of common stock underlying any outstanding award granted under the Prior Plan that, following the effective date of the 2020 EIP, expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares shall be available for new grants under the 2020 EIP.

If any options or SARs expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any stock awards, stock units or other stock-based awards are forfeited, terminated or otherwise not paid in full, the shares of our common stock subject to such awards will again be available for purposes of the 2020 EIP. If shares of our common stock are surrendered in payment of the exercise price of an option, the number of shares of common stock available for issuance under the 2020 EIP will be reduced only by the net number of shares actually issued by us upon such exercise and not by the gross number of shares as to which such option is exercised. Upon the exercise of any SAR under the 2020 EIP, the number of shares of our common stock available for issuance will be reduced only by the net number of shares actually issued by us upon such exercise.

If shares of our common stock are withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant or the issuance of our common stock under the 2020 EIP, the number of shares of common stock available for issuance will be reduced by the net number of shares issued, vested or exercised under such grant, calculated in each instance after payment of such share withholding. If any awards are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such awards will also be available for future awards. If we repurchase shares of our common stock on the open market with the proceeds from the exercise price we receive from options, the repurchased shares will not be available for issuance under the 2020 EIP.

Individual Limits for Non-Employee Directors

The maximum aggregate grant date value of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $250,000 in total value.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the committee will make adjustments as it deems appropriate in: the maximum number of shares of common stock reserved for issuance as grants; the maximum amount of awards that may be granted to any individual non-employee director in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the 2020 EIP; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of stock appreciation rights; and the performance goals or other terms and conditions as the committee deems appropriate.

Eligibility and Vesting

All of our employees are eligible to receive grants under the 2020 EIP. In addition, our non-employee directors and key advisors who perform services for us may receive grants under the 2020 EIP. The committee determines the vesting and exercisability terms of awards granted under the 2020 EIP.

Options

Under our 2020 EIP, the committee determines the exercise price of the options granted and may grant options to purchase shares of our common stock in such amounts as it determines. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in the 2020 EIP may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the 2020 EIP cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder of the total combined voting power of all classes of our stock, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the 2020 EIP pursuant to incentive stock options under Section 422 of the Code may not exceed 4,000,000 of the number of shares of common stock outstanding on the effective date of the 2020 EIP.

The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid: by the surrender of shares of our common stock with an aggregate fair market value, on the date the option is exercised, equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder of the total combined voting power of all class of our stock, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The committee will determine in the grant instrument under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Stock Awards

Under the 2020 EIP, the committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the committee may determine, including, but not limited to, restrictions based on the achievement of performance goals. Except to the extent restricted under the grant instrument relating to the stock award, a participant will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. Dividends with respect to stock awards that vest based on performance shall vest if and to the extent that the underlying stock award vests, as determined by the committee. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Stock Units

Under the 2020 EIP, the committee may grant stock units to anyone eligible to participate in the 2020 EIP. Stock units represent hypothetical shares of our common stock. Stock units become payable on terms and conditions determined by the committee, including specified performance goals, and will be payable in cash, shares of common stock, or a combination thereof, as determined by the committee. All unvested stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Stock Appreciation Rights

Under the 2020 EIP, the committee may grant SARs, which may be granted separately or in tandem with any option. SARs granted in tandem with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. SARs granted in tandem with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant.

If a SAR is granted in tandem with an option, the number of SARs that are exercisable during a specified period will not exceed the number of shares of our common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related SARs will terminate, and upon the exercise of a SAR, the related option will terminate to the extent of an equal number of shares of our common stock. Generally, SARs may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a SAR, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the SAR. The appreciation of a SAR will be paid in shares of our common stock, cash or both.

The term of a SAR cannot exceed ten years from the date of grant. In the event that on the last day of the term of a SAR, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the SAR will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Other Stock-Based Awards

Under the 2020 EIP, the committee may grant other types of awards that are based on, or measured by, our common stock, and granted to anyone eligible to participate in the 2020 EIP. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock or a combination of the two, as determined by the committee.

Dividend Equivalents

Under the 2020 EIP, the committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the 2020 EIP. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The committee will determine whether dividend equivalents will be paid currently or accrued as contingent cash obligations. Dividend equivalents may be paid in cash or shares of our common stock. The committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units or other stock-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the committee.

Prohibition on Repricing

Under the terms of the 2020 EIP, the committee may not (i) amend the terms of any outstanding stock options or SARs to reduce the exercise price or base price, as applicable, (ii) cancel outstanding stock options or

SARs in exchange for stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities, except in connection with a corporate transaction involving the Company, without in each such instance obtaining the approval of our stockholders.

Change of Control

If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants (with respect to cash, securities or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

Unless otherwise set forth in a grant instrument, if a participant is terminated without cause upon or within 12 months of a change of control, all outstanding time-based awards shall become fully vested.

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by the surviving corporation, the committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding grants, including, without limitation, taking any of the following actions (or combination thereof) without the consent of any participant:

•

determine that outstanding options and SARs will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units and dividend equivalents immediately lapse;

•	pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units or dividend equivalents;

•

require that participants surrender their outstanding stock options and SARs in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of our common stock; provided, however, if the per share fair market value of our common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•	after giving participants an opportunity to exercise all of their outstanding stock options and SARs, terminate any unexercised stock options and SARs on the date determined by the committee.

In general terms, a change of control under the 2020 EIP occurs if:

•	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then- outstanding voting securities;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we consummate a complete liquidation or dissolution; or

•	a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals

The committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the 2020 EIP. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding

All grants under the 2020 EIP are subject to applicable U.S. federal (including FICA), state and local, foreign or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant.

The committee may permit or require that our tax withholding obligation with respect to grants paid in our common stock be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the committee. In addition, the committee may, in its discretion, and subject to such rules as the committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability

Except as permitted by the committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The committee may provide in a grant instrument that a participant may transfer non-qualified stock options and stock award to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination

Our Board may amend or terminate our 2020 EIP at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with stockholder approval, the 2020 EIP will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2020 EIP.

Stockholder Approval

Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change in control, a reorganization, a merger and a spin-off, stockholder approval is required (i) to reduce the exercise price or base price of outstanding stock options or SARs, (ii) to cancel outstanding stock options or SARs in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding stock options or SARs that have an exercise price or base price above the current price of a share of our common stock, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans

Our Board may, from time to time, establish one or more sub-plans under the 2020 EIP to satisfy applicable blue sky, securities or tax laws of various jurisdictions. Our Board may establish such sub-plans by adopting supplements to the 2020 EIP setting forth limitations on the committee’s discretion and such additional terms and conditions not otherwise inconsistent with the 2020 EIP as our Board deems necessary or desirable. All such supplements will be deemed part of the 2020 EIP, but each supplement will only apply to participants within the affected jurisdiction, and we will not be required to provide copies of any supplement to such unaffected participants.

Clawback

Subject to applicable law, the committee may provide in any grant instrument that if a participant breaches any restrictive covenant agreement between the participant and us, or otherwise engages in activities that constitute cause (as defined in the 2020 EIP) either while employed by, or providing services to, us or within a specified period of time thereafter, all grants held by the participant will terminate, and we may rescind any exercise of an option or stock appreciation right and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the committee will determine, including the right to require that in the event of any rescission:

•	the participant must return the shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other grants; or

•

if the participant no longer owns the shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

The committee may also provide for clawbacks pursuant to a clawback policy, which our Board may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

Certain United States Federal Income Tax Aspects

The following is a summary of certain U.S. federal income tax consequences of awards under the 2020 EIP. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Stock Awards

A participant generally will not be taxed upon the grant of stock awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Stock Units

In general, the grant of stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short- term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Awards

With respect to other stock-based awards granted under the 2020 EIP, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the 2020 EIP are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Prior to 2018, Section 162(m) of the Code imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the company.

Existing Plan Benefits

Future benefits under the 2020 EIP generally are granted at the discretion of the committee and are therefore not currently determinable.

Because future grants of awards under the 2020 EIP are subject to the discretion of the Board or Compensation Committee, the amount and terms of future awards to particular participants or groups of participants are not determinable at this time. No awards have been previously granted that are contingent on the approval of this amendment to the 2020 EIP.

Vote Required for Approval

The proposal to amend the 2020 EIP will be approved upon the affirmative vote of a majority of the outstanding shares of common stock present through virtual attendance or by proxy at the Meeting and entitled to vote on the proposal. Stockholders may vote “FOR” or “AGAINST,” or “ABSTAIN” from voting. Abstentions will have the effect of a vote “AGAINST” this proposal. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote for Proposal 2.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the approval of the amendment to the Kopin Corporation 2020 Equity Incentive Plan to increase the number of shares available by 1,500,000.

The existence of financial and personal interests of one or more of Kopin Corporation directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Kopin Corporation and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals.

PROPOSAL 3

Proposal to ratify an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized common shares from 120,000,000 to 150,000,000

Our Board has approved the amendment to our Certificate of Incorporation, subject to stockholder approval, to increase the number of authorized shares of common stock from 120,000,000 shares to 150,000,000 shares (the “Share Increase Amendment”) and recommends unanimously that our stockholders approve the Share Increase Amendment. The proposed amendment is reflected in the proposed amendment to the Certificate of Incorporation attached to this proxy statement as Appendix A. As of March 30, 2021, there were 91,288,459 shares of common stock issued and outstanding, leaving a total of 28,711,541 authorized shares of common stock available for future issuance.

The additional 30,000,000 shares of common stock will be part of the existing class of common stock, and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding.

The Company’s Certificate of Incorporation has never been amended to increase the number of authorized shares of common stock since May 25, 2000, when we effected a stock split that increased the number of shares of common stock outstanding from 60,000,000 to 120,000,000 shares.

The Board believes that it is desirable and in the best interests of the Company and its shareholders to have a sufficient number of additional shares of common stock available for issuance from time to time, as the occasion may arise, for future financing and acquisition transactions, to permit stock dividends or stock splits at some future date, and for other proper corporate purposes. Therefore, the Board has approved, and unanimously recommends that the stockholders of the Company approve the Share Increase Amendment. The proposed form of the Articles of Amendment to the Company’s Certificate of Incorporation amending Article “FOURTH” of such Certificate of Incorporation is set forth in Appendix A to this proxy statement. The Articles of Amendment will have no effect on the number of authorized shares of preferred stock.

Certain Risks Associated with the Share Increase Amendment

There can be no assurance that the market price per share of our common stock after the Share Increase Amendment will remain constant in proportion to the increase in the number of shares of our common stock outstanding before the Share Increase Amendment.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. These factors include the status of the market for our common stock, our reported results of operations in future periods, and general economic, market and industry conditions.

Principal Effects on Outstanding Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Upon a liquidation, dissolution or windup of the Company, holders of common stock would be entitled to share ratably in any assets for distribution to stockholders after payment of all of the Company’s obligations, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

The additional shares of common stock would have rights identical to our common stock currently outstanding. Approval of the Share Increase Amendment and any issuance of common stock would not affect the rights of the holders of our common stock currently outstanding, except to the extent that future issuances of common stock would reduce each existing stockholder’s proportionate ownership. If the proposed Share Increase Amendment is approved and the Board decides to issue such shares of common stock, such issuance of common stock would increase the outstanding number of shares of common stock, thereby causing dilution in earnings per share and voting interests of the outstanding common stock. As of March 30, 2021, 91,288,459 shares of our common stock were issued and outstanding and we had no shares of our common stock subject to outstanding stock options, warrants or other convertible securities, thereby leaving 28,711,541 shares of common stock unassigned and authorized for potential issuance of the current 120,000,000 shares of common stock authorized. If the Share Increase Amendment is approved, there will be 58,711,541 shares of common stock unassigned and authorized for potential issuance. If approved, the Share Increase Amendment will not change the number of shares of preferred stock authorized for issuance.

Additionally, the issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. While the issuance of additional shares of common stock may be deemed to have potential anti-takeover effects, including by delaying or preventing a change in control of the Company through subsequent issuances of these shares and the other reasons set forth above, which among other things, could include issuances in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely, this proposal to increase the authorized common stock is not prompted by any specific effort of which we are aware to accumulate shares of our common stock or obtain control of the Company. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of common stock as compared to the then-existing market price. Although the issuance of additional shares of common stock could, under certain circumstances, have an anti-takeover effect, this proposal to adopt the Share Increase Amendment is not in response to any attempt to accumulate common stock or obtain control of the Company that we are aware of, nor is it part of a plan by management to recommend a series of similar amendments to the Board or stockholders.

Interests of Certain Persons in the Proposal

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Proposal 3, except to the extent of their ownership in shares of our common stock and securities convertible or exercisable for common stock.

Vote Required for Approval

The approval of the Shares Increase Amendment requires the affirmative vote of a majority of the Company’s outstanding stock entitled to vote thereon.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock to 150,000,000.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

RSM US LLP, independent certified public accountants, has been the independent registered public accounting firm of the Company since 2019. The Board has recommended that the stockholders ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2021.

A representative of RSM US LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Meeting and entitled to vote is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the current fiscal year. In the event the appointment of RSM US LLP should not be approved by the stockholders, the Board will consider making another appointment to be effective at the earliest possible time but has no obligation to do so. Any broker non-votes and abstentions from voting received will have no effect on the outcome of this Proposal 4.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 25, 2021.

Proxies solicited by the Board will be voted “FOR” this Proposal 4

Audit Fees

The aggregate fees for the fiscal years ended December 26, 2020 billed by the Company’s independent registered public accounting firm, RSM US LLP and Deloitte & Touche LLP (“Deloitte”), the Company’s predecessor independent registered public accounting firm, for fiscal year 2020 were as follows:

Fee Category	RSM	% of Total
Audit Fees	$592,800	99.6%
Audit-Related Fees	—	—
Tax Fees	2,625	0.4
All Other Fees	—	—

Total Fees	$595,425	100%

The aggregate fees for the fiscal years ended December 28, 2019 billed by the Company’s independent registered public accounting firm, RSM US LLP and Deloitte & Touche LLP (“Deloitte”), the Company’s predecessor independent registered public accounting firm, for fiscal year 2019 were as follows:

Fee Category	RSM	% of Total	Deloitte	% of Total	Total	% of Total
Audit Fees	$581,300	100%	$469,000	99.4%	$1,050,300	99.7%
Audit-Related Fees	—	—	—	—	—	—
Tax Fees	—	—	—	—	—	—
All Other Fees	—	—	$2,600	0.6%	$2,600	0.3%

Total Fees	$581,300	100%	$471,600	100%	$1,052,900	100%

Audit Fees—consists of fees for the audit of our financial statements and attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, and attestation services, except those not required by statute or regulation.

Audit-Related Fees—consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees—consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to a transfer pricing study and preparation of our subsidiary tax returns.

All Other Fees—consists of fees for all other permissible services other than those reported above. For 2019 the fees were for use of a research data base.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants when the entire committee is unable to do so. The Audit Committee approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

PROPOSAL 5

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. Accordingly, the following resolution will be submitted for a stockholder vote at the 2021 Annual Meeting:

“RESOLVED, that the stockholders of Kopin Corporation (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section set forth in the Proxy Statement for this Annual Meeting.”

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. In order to align executive pay with our financial performance and the creation of sustainable stockholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive programs to make executive pay dependent on our performance (or “at-risk”). In addition, as an executive officer’s responsibility and ability to affect our financial results increases, the portion of his or her total compensation deemed “at-risk” increases. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We provide our stockholders the opportunity every year to vote on a non-binding, advisory basis to approve the compensation of our named executive officers. The Company expects that the next advisory vote on executive compensation will be at the 2022 Annual Meeting of Stockholders.

This vote is merely advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter.

Vote Required for Approval

Proposal 5 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on each such proposal. Abstentions will be counted for Proposal 5 and will have the same effect as a vote against the proposal. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote of Proposal 5.

Board Recommendation

The Board recommends that the stockholders vote to approve, on an advisory basis, the overall compensation of the Company’s named executive officers by voting “FOR” this resolution.

COST AND METHOD OF SOLICITATION

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. As required by the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GENERAL

We are not aware of any other matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority to the named proxies in the event any additional matters should be presented.

We will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, our Annual Reports on Form 10-K for the fiscal years 2019 and 2018 as filed with the SEC. Our 2020 Annual Report on Form 10-K is enclosed. Only one copy of the Annual Report and this proxy statement and notice of annual meeting is being delivered to multiple stockholders sharing one address, unless we have received contrary instructions. Upon written or oral request, we will deliver promptly a separate copy to a stockholder at a shared address to which a copy was delivered. If you received more than one copy of the proxy statement and wish to reduce the number of reports you receive, we will discontinue the mailing of reports on the accounts you select. Requests for the foregoing should be directed to Kopin Corporation, 125 North Drive, Westborough MA 01581, Attention: Chief Financial Officer, 508-870-5959.

We expect to hold our 2022 annual stockholder meeting on or about May 18, 2022, and proxy materials in connection with that meeting are expected to be mailed approximately thirty days prior to the meeting.

JOHN C.C. FAN

Chairman

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KOPIN CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

KOPIN CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting of its members duly called and held pursuant to the General Corporation Law of the State of Delaware, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation.

RESOLVED, That the first sentence of Article Fourth of the Restated Certificate of Incorporation of the Corporation be and it hereby is amended to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty million and three thousand (150,003,000) shares, of which three thousand (3,000) shares, par value of $.01 each, are to be of a class designated Preferred Stock, and one hundred fifty million (150,000,000) shares, par value of $.01 each, are to be of a class designated Common Stock.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment to the Certificate of Incorporation shall become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.

IN WITNESS WHEREOF, said Kopin Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed, acknowledged and filed by its Chief Financial Officer this [●] day of May 2021.

KOPIN CORPORATION

By:	/s/ Richard A. Sneider
Name: Richard A. Sneider
Title: Chief Financial Officer

A-1

KOPIN CORPORATION KOPIN CORPORATION VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 125 NORTH DRIVE WESTBOROUGH, MA 01581 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. Nominees 1A John C.C. Fan ☐ ☐ ☐ For Against Abstain 1B Scott L. Anchin ☐ ☐ ☐ 2 PROPOSAL TO AMEND THE COMPANY’S 2020 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 4,000,000 TO 5,500,000 SHARES. ☐ ☐ ☐ 1C James K. Brewington ☐ ☐ ☐ 1D David E. Brook ☐ ☐ ☐ 3 PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 120,000,000 TO 150,000,000 SHARES. ☐ ☐ ☐ 1E Morton Collins ☐ ☐ ☐ 1F Chi Chia Hsieh ☐ ☐ ☐ 4 PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY. ☐ ☐ ☐ 1G Jill Avery ☐ ☐ ☐ 5 AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ☐ ☐ ☐ For address change/comments, mark here. (see reverse for instructions) ☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Shares CUSIP# SEQUENCE# 0000239751_1 R1.0.0.51160

Signature [PLEASE SIGN WITHIN BOX] Date JOB# Signature (Joint Owners) Date
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10-K is/are available at www.proxyvote.com.
KOPIN CORPORATION Annual Meeting of Stockholders Wednesday, May 26, 2021 9:00 AM This proxy is solicited by the Board of Directors of Kopin Corporation The undersigned hereby appoints John C.C. Fan and Richard A. Sneider, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to vote all the shares of our common stock of Kopin Corporation which the undersigned would be entitled to vote if personally present at the 2021 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/KOPN2021 on Wednesday, May 26, 2021 at 9:00 a.m., or any adjournment thereof. This proxy hereby revokes all former proxies submitted by the undersigned stockholder. THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL DIRECTORS LISTED IN PROPOSAL (1), AND WILL BE VOTED “FOR” PROPOSALS (2), (3), (4) AND (5).
If you vote over the internet or by telephone, please do not mail your proxy card. Your vote is important. Please vote immediately.

00002239751_2 R1.0.0.51160

Address change/comments:

Continued and to be signed on reverse side

DB3/ 203746224.1

4

Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000239751_2 R1.0.051160